Exhibit 10.1

FIRST AMENDMENT

TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), executed and delivered on February 28, 2007 to be effective as of December 31, 2006, is by and among Powerwave Technologies, Inc. (“Borrower”), Bank of America, N.A., as Documentation Agent (“Documentation Agent”) and a L/C Issuer, Comerica Bank, as Administrative Agent (“Administrative Agent” and together with Documentation Agent, the “Agents”) and a L/C Issuer, and each of the Lenders party hereto.

RECITALS:

A. Borrower, the Agents and the Lenders have entered into that certain Credit Agreement dated as of October 13, 2006 (as the same may be amended, restated or otherwise modified from time to time, the “Agreement”), pursuant to which the Agents and the Lenders have provided certain credit facilities to Borrower.

B. Borrower has requested, and the Agents and the Lenders party hereto (which Lenders constitute all Lenders) have agreed, in certain respects, to amend the Agreement, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1 Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement.

ARTICLE 2

Amendments to Credit Agreement

Section 2.1 Amendment to Section 1.01. Section 1.01 of the Agreement is amended by adding and/or replacing the following terms (as applicable), each to read as follows:

“Account Debtor” means a Person who is obligated on a Receivable.

“Applicable Increase Amount” means, commencing on July 1, 2007 and at all times thereafter:

(a) with respect to the calculation of the Eurodollar Rate, the L/C Fee and/or the Base Rate, a percentage per annum equal to one-tenth of one percent (0.10%), which such amount shall be increased by an additional one-tenth of one percent (0.10%) on the 1st day of each calendar month after July 1, 2007 (e.g., on August 1, 2007, such amount shall be equal to two-tenths of one percent (0.20%) and on September 1, 2007, such amount shall be equal to three-tenths of one percent (0.30%), etc.); and

(b) with respect to the calculation of the Facility Fee, a percentage per

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annum equal to five-hundredths of one percent (0.05%), which such amount shall be increased by an additional five-hundredths of one percent (0.05%) on the 1st day of each calendar month after July 1, 2007 (e.g., on August 1, 2007, such amount shall be equal to one-tenth of one percent (0.10%) and on September 1, 2007, such amount shall be equal to three-twentieths of one percent (0.15%), etc.).

“Applicable Rate” means, at any time, the sum of (a) the Applicable Increase Amount plus (b) the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Leverage Ratio	Eurodollar Rate	L/C Fee	Base Rate	Facility Fee
1	< 0.75:1	1.375%	1.375%	0.25%	0.25%
2	≥ 0.75:1 but < 1.25:1	1.625%	1.625%	0.25%	0.25%
3	≥1.25:1	1.875%	1.875%	0.25%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the 5th Business Day following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section or if the Leverage Ratio cannot be calculated or is not able to be determined for any reason whatsoever, then Pricing Level 3 shall apply as of the 5th Business Day following the date such Compliance Certificate was required to have been delivered until such time as the overdue Compliance Certificate is delivered or a subsequent Compliance Certificate is delivered, whichever is earlier.

“Approved Account Debtors” means (a) Alcatel-Lucent, Flextronics International Ltd., Motorola, Inc., NEC Corporation, Nokia Corporation, Nortel Networks Limited, Siemens AG, SRI Radio-Systems GmbH, Telefonaktiebolaget LM Ericsson, and (b) any wholly-owned Subsidiary of any of the foregoing Approved Account Debtors and (c) to the extent applicable Laws in a jurisdiction do not permit foreign Persons to wholly own Subsidiaries in such jurisdiction, any Subsidiary of any of the Approved Account Debtors identified in the foregoing clause (a) for which at least ninety-five (95%) of the voting and ownership interests of such Subsidiary are owned, directly or indirectly, by one of such Approved Account Debtors.

“Borrowing Base” means, at any time, an amount equal to the sum of the following without duplication: (a) eighty percent (80%) of the face value of Eligible Receivables due and owing at such time plus (b) the lesser of (i) fifty percent (50%) of the face value of Eligible Foreign Receivables or (ii) $30,000,000.

“Borrowing Base Certificate” means a certificate, signed by a Responsible Officer of Borrower, in substantially the form attached hereto as Exhibit F.

“Eligible Foreign Receivable” means a Receivable that satisfies all of the criteria of an Eligible Receivable except that (a) such Receivable has arisen with respect to Inventory sold and shipped to or services performed for an Approved Account Debtor in the ordinary course of Borrower’s business conducted outside of the United States and (b)

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(i) with respect to a Receivable owing by Siemens AG or SRI Radio-Systems GmbH, not more than thirty-five (35) days have elapsed from the due date of such Receivable and (ii) with respect to a Receivable owing by any other Approved Account Debtor, not more than thirty (30) days have elapsed from the due date of such Receivable.

“Eligible Receivable” means a Receivable that consists of the unpaid portion of the obligation stated on the invoice issued to an Account Debtor with respect to Inventory sold and shipped to or services performed for such Account Debtor in the ordinary course of Borrower’s business in the United States, net of any credits or rebates owed by Borrower to the Account Debtor and net of any commissions payable by Borrower to third parties and that Administrative Agent reasonably determines to meet all of the following requirements:

(a) such Receivable is owned by Borrower, represents a bona fide transaction and the Account Debtor is not Borrower or any of its Subsidiaries;

(b) not more than sixty (60) days have elapsed from the due date of the Receivable;

(c) the goods the sale of which gave rise to such Receivable were shipped or delivered to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis or on the basis of any other similar understanding, and no material part of such goods has been returned or rejected;

(d) such Receivable is not evidenced by chattel paper or an instrument of any kind unless such chattel paper or instrument (i) has been collaterally assigned to Administrative Agent, for the benefit of the Lenders, pursuant to an assignment in form and substance satisfactory to Administrative Agent and (ii) is in the possession of Administrative Agent;

(e) the Account Debtor with respect to such Receivable is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might, in Administrative Agent’s sole judgment, have a Material Adverse Effect on such Account Debtor, and is not, in the reasonable discretion of Administrative Agent, deemed ineligible for credit or other reasons;

(f) such Receivable is not owing by an Account Debtor having twenty-five percent (25%) or more in face value of its then existing aggregate total accounts owing to Borrower or its Subsidiaries, in the aggregate, which do not meet the requirements of clause (b) or clause (c) above;

(g) such Receivable is not owing by an Account Debtor that is organized or located outside of the United States of America other than the Approved Account Debtors;

(h) such Receivable is a valid, legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any present or contingent (and no facts exist which are the basis for any future) offset, deduction or counterclaim, dispute or other defense on the part of such Account Debtor;

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(i) such Receivable is subject to a perfected first priority Lien in favor of Administrative Agent, on behalf of the Lenders, and such Receivable is subject to no other Lien whatsoever other than a Lien permitted by Section 7.01 hereof;

(j) such Receivable is not subject to the Assignment of Claims Act of 1940, as amended from time to time, or any applicable law now or hereafter existing similar in effect thereto, or to any other prohibition (under applicable law, by contract or otherwise) against its assignment or requiring notice of or consent to such assignment, unless all such required notices have been given, all such required consents have been received and all other procedures have been complied with such that such Receivable shall have been duly and validly assigned to Administrative Agent, for the benefit of Lenders; and

(k) neither the Account Debtor with respect to such Receivable, nor such Receivable, is determined by Administrative Agent in its reasonable discretion to be ineligible for any other reason.

“Inventory” means all inventory now owned or hereafter acquired by Borrower wherever located and whether or not in transit, which is or may at any time be held for sale or lease, or furnished under any contract (exclusive of leases of real property) for service or held as raw materials, work in process, or supplies or materials used or consumed in the business of Borrower.

“Leverage Ratio” means as of any date of determination, and calculated on a consolidated basis for Borrower and its Subsidiaries, the ratio of (a) Senior Debt as of such date of determination to (b) EBITDA for the four fiscal quarters ended as of such date of determination. For the purpose of calculating the Leverage Ratio, the following shall not constitute Indebtedness: (i) the obligations of Borrower described in and permitted by Section 7.03(i) and (ii) the permitted outstanding amount of Existing Cash Collateralized Letters of Credit.

“Liquidity Ratio” means as of any date of determination, and calculated on a consolidated basis for Borrower and its Subsidiaries, the ratio of (a) the sum of all outstanding Receivables plus Unrestricted Cash to (b) the sum of Senior Debt plus all direct or contingent obligations of such Persons arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments.

“Receivable” or “Receivables” means, as at any date of determination thereof, each and every “account” as such term is defined in article or chapter 9 of the UCC (or any successor statute) and includes, without limitation, the unpaid portion of the obligation, as stated on the respective invoice, or, if there is no invoice, other writing, of a customer of Borrower in respect of Inventory sold and shipped or services rendered by Borrower.

Section 2.2 Amendment to Section 2.01. Section 2.01 of the Agreement is amended and restated to read in its entirety as follows:

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any

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time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (a) the Total Outstandings shall not exceed the lesser of (i) the Aggregate Commitments or (ii) the Borrowing Base, (b) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (c) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.3 Amendment to Section 2.05. A new clause (d) is added at the end of Section 2.05 of the Agreement to read in its entirety as follows:

(d) If for any reason the Total Outstandings at any time exceed the Borrowing Base then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

Section 2.4 New Section 2.16. A new Section 2.16 is added to the Agreement to read in its entirety as follows:

2.16 Borrowing Base. Percentages used from time to time in calculating the Borrowing Base are for the sole purpose of determining the maximum amount of the Loans and L/C Obligations that may be outstanding from time to time under this Agreement, and shall not be evidentiary of or binding upon any Agent or Lender with respect to the market value or liquidation value of any Collateral. Funding of Loans and issuance of Letters of Credit hereunder shall at all times remain subject to confirmation by Administrative Agent of Eligible Receivables, Eligible Foreign Receivables and the Borrowing Base. Any request for a Loan or Letter of Credit which, if funded, would result in the unpaid balance of the Loans or Letters of Credit being in excess of the amount allowed by this Agreement may be declined by Administrative Agent in its sole discretion without prior notice.

Section 2.5 Amendment to Section 4.02. Clause (c) of Section 4.02 is amended and restated to read in its entirety as follows:

(c) Agent and, if applicable, L/C Issuer shall have received a Request for Credit Extension and a Borrowing Base Certificate;

Section 2.6 Amendment to Section 6.02. A new clause (h) is added at the end of Section 6.02 of the Agreement to read in its entirety as follows:

(h) promptly after any request by any Agent or Lender, but in any event no later than the twentieth (20th) day of each fiscal quarter of Borrower (commencing with the fiscal quarter ending in March of 2007) and, if the Outstanding Amount of all Loans exceeds zero as of the end of any fiscal month of Borrower, the twentieth (20th) day of each such fiscal month of Borrower, a duly completed Borrowing Base Certificate signed by a Responsible Officer of Borrower and an accounts receivable agings report and an accounts payable aging report, all prepared as of the close of business on the last Business Day of the previous fiscal quarter (or fiscal month, as applicable) of Borrower

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and all in form acceptable to Administrative Agent.

Section 2.7 Amendment to Section 6.12. Section 6.12 is amended and restated to read in its entirety as follows:

6.12 Financial Covenants.

(a) Liquidity Ratio. Maintain on a consolidated basis for Borrower and its Subsidiaries a Liquidity Ratio not exceeding 3.00:1.00. This ratio will be calculated at the end of each fiscal quarter of Borrower and, if the Outstanding Amount of all Loans exceeds zero as of the end of any fiscal month of Borrower, this ratio will also be calculated at the end of such fiscal month of Borrower.

(b) Minimum EBITDA. Borrower shall not permit EBITDA, for any fiscal quarter of Borrower, to be less than the amounts set forth below. This ratio will be calculated at the end of each fiscal quarter of Borrower.

Fiscal Quarter Ending	Minimum EBITDA
December 31, 2006	$(29,000,000)
March 31, 2007	$(19,000,000)
June 30, 2007	$(2,000,000)
September 30, 2007	$12,000,000
December 31, 2007	$19,000,000
March 31, 2008 and for each fiscal quarter thereafter	$20,000,000

Section 2.8 Amendment to Section 7.02. The first sentence of clause (g)(ii) of Section 7.02 of the Agreement is amended and restated to read in its entirety as follows:

The sum of the cash portion of the Purchase Price for the Investment in question plus the aggregate of the cash portion of all Purchase Prices paid for all Investments consummated under the permissions of this clause (g) during the period commencing with the Closing Date and ending with the Maturity Date does not exceed $5,000,000.

Section 2.9 Amendment to Section 10.01. A new clause (i) is added at the end of Section 10.01 of the Agreement to read in its entirety as follows:

(i) amend the definition of “Borrowing Base” without the written consent of each Lender;

Section 2.10 New Exhibit. A new Exhibit F is added to the Agreement in the form of Exhibit F attached to this Amendment.

Section 2.11 Limitation of Amendments. The amendments granted in this Amendment shall be limited strictly as written and shall not be deemed to constitute a waiver of, amendment to, or consent to noncompliance with, any term or provision of any Loan Document except as expressly set forth herein.

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ARTICLE 3

Conditions

Section 3.1 Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a) After giving effect to this Amendment, the representations and warranties contained herein and in all other Loan Documents, as modified hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date;

(b) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing;

(c) Borrower shall have delivered to Administrative Agent an executed original copy of this Amendment and executed original copies of Collateral Documents in form and substance satisfactory to the Agents which, among other things, grant to Administrative Agent for the benefit of the Lenders a blanket lien and security interest on substantially all properties and assets of Borrower and its Material Domestic Subsidiaries;

(d) On the closing date of this Amendment, Borrower shall pay to Agent, for the account of each Lender in accordance with their respective Applicable Percentages, an upfront fee equal to one-quarter of one percent of the aggregate amount of the Commitments (e.g., 0.25% x $75,000,000 = $187,500) and such fee shall be due and payable on the closing date of this Amendment; and

(e) All proceedings taken in connection with the transactions contemplated by this Amendment and all documentation and other legal matters incident thereto shall be satisfactory to Administrative Agent.

Section 3.2 Conditions Subsequent. As conditions subsequent to the effectiveness of this Amendment:

(a) Borrower shall cooperate in good faith and at its own expense to allow for and permit the completion of an audit of its Borrowing Base by Documentation Agent’s asset based lending group, it being understood that such asset based lending group plans to complete its on-site due diligence related thereto by not later than March 23, 2007;

(b) By not later than April 30, 2007, Borrower shall pay to Agent, for the account of each Lender in accordance with their respective Applicable Percentages, a funding fee equal to five-eighths of one percent of the aggregate amount of the Commitments (e.g., 0.625% x $75,000,000 = $468,750) and such fee shall be due and payable on such date, provided, however, that if all Obligations are refinanced and all Commitments are terminated prior to such date then such funding fee shall be waived.

Any failure to timely satisfy a condition subsequent identified in this Section 3.2 shall constitute an Event of Default.

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ARTICLE 4

Ratifications, Representations and Warranties

Section 4.1 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. Each of Borrower, the Agents, and Lenders agrees that the Agreement as modified hereby and the other Loan Documents shall continue to be legal, valid, binding, and enforceable in accordance with their respective terms.

Section 4.2 Representations and Warranties. Borrower hereby represents and warrants that, as of the date of and after giving effect to this Amendment, (a) the execution, delivery, and performance of this Amendment and any and all other agreements, documents and instruments executed and/or delivered in connection herewith have been authorized by all requisite action on the part of Borrower and will not violate Borrower’s organizational or governing documents, (b) after giving effect to this Amendment, the representations and warranties contained in the Agreement and in the other Loan Documents are true and correct on and as of the date hereof, in all material respects, as if made again on and as of the date hereof except for such representations and warranties limited by their terms to a specific date, and (c) after giving effect to this Amendment, no Default or Event of Default exists.

ARTICLE 5

Miscellaneous

Section 5.1 Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Loan Document including any Loan Document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by any Agent or any Lender shall affect the representations and warranties or the right of any Agent or any Lender to rely upon them.

Section 5.2 Expenses of Administrative Agent. As provided in the Agreement, Borrower agrees to pay within five (5) Business Days after demand all reasonable costs and expenses incurred by the Agents in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto.

Section 5.3 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 5.4 Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AND THE APPLICABLE LAWS OF THE U.S.

Section 5.5 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Agents, the Lenders, and Borrower and their respective successors and assigns, except Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders.

Section 5.6 Counterparts. This Amendment may be executed in one or more counterparts,

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and on telecopy counterparts each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

Section 5.7 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Section 5.8 ENTIRE AGREEMENT. THIS AMENDMENT AND ALL OTHER INSTRUMENTS, DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AMENDMENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers in several counterparts effective as of date first set forth above.

POWERWAVE TECHNOLOGIES, INC., as Borrower

By:	/s/ Kevin T. Michaels
Name:	Kevin T. Michaels
Title:	Chief Financial Officer

BANK OF AMERICA, N.A., as Documentation Agent, a L/C Issuer and a Lender

By:	/s/ Fred L. Thorne
Name:	Fred L. Thorne
Title:	Managing Director

COMERICA BANK, as Administrative Agent, a L/C Issuer and a Lender

By:	/s/ Abigayle L. Keller
Name:	Abigayle L. Keller
Title:	Vice President

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EXHIBIT F

Form of Borrowing Base

[to be attached]

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